Exhibit 4.24

Private & Confidential

Dated 17th August 2012

SEVENTH SUPPLEMENTAL AGREEMENT
relating to
a Loan of up to US$43,160,000
to
ANDROS MARINE INC.
DILOS MARINE INC.
IOS MARINE INC.
AEGEAN VII SHIPPING LTD
and
ANAFI SHIPPING (PTE.) LTD.

provided by
THE ROYAL BANK OF SCOTLAND PLC

NORTON ROSE

CONTENTS

Clause	Page

1.	Defintions	4

2.	Agreement of Bank	5

3.	Amendments to the Principal Agreement and the Principal Corporate Guarantee	6

4.	Representations and warranties	12

5.	Conditions	13

6.	Relevant Parties' confirmations	13

7.	Expenses	14

8.	Miscellaneous and notices	15

9.	Applicable law	15

Schedule 1 Documents and evidence required as conditions precedent	17

THIS SEVENTH SUPPLEMENTAL AGREEMENT is dated 17th August 2012 and made BETWEEN:

(1)	ANDROS MARINE INC., a corporation incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Andros Borrower");

(2)	DILOS MARINE INC., a corporation incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Dilos Borrower");

(3)	IOS MARINE INC., a corporation incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Ios Borrower");

(4)	ANAFI SHIPPING (PTE.) LTD., a company incorporated under the laws of Singapore having its registered office at 22 Jalan Kilang, #0601 Mova Building, Singapore 159419 (the "Anafi Borrower");

(5)
AEGEAN VII SHIPPING LTD, a company incorporated under the laws of the Republic of Malta having its registered office at 13/16 Vincenti Buildings, Strait Street, Valletta, VLT 1432, Republic of Malta, (the "Tinos Borrower" and, together with the Andros Borrower, the Dilos Borrower, the los Borrower and the Anafi Borrower, the "Borrowers");

(6)	THE ROYAL BANK OF SCOTLAND PLC, whose registered office is at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting through its office at 45 Akti Miaouli, 185 36 Piraeus, Greece (the "Bank");

(7)
AEGEAN BUNKERING SERVICES INC., a corporation incorporated under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as manager (the "Manager"); and

(8)
AEGEAN MARINE PETROLEUM NETWORK INC., a corporation incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as corporate guarantor (the "Corporate Guarantor").

WHEREAS:

(A)	this Agreement is supplemental to:

(a)
the loan agreement dated 5 July 2007 (the "Original Agreement"), as amended and/or restated and/or supplemented by a first supplemental agreement dated 12 September 2008 (the "First Supplemental Agreement"), a second supplemental agreement dated 5 February 2010 (the "Second Supplemental Agreement"), a third supplemental agreement dated 11 February 2011 (the "Third Supplemental Agreement"), a fourth supplemental agreement dated 6 April 2011 (the "Fourth Supplemental Agreement"), a supplemental letter dated 23 June 2011 (the "Supplemental Letter"), a fifth supplemental agreement dated 4 August 2011 (the "Fifth Supplemental Agreement") and a sixth supplemental agreement dated 8 August 2011 (the "Sixth Supplemental Agreement and, together with the Original Agreement, the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Supplemental Letter and the Fifth Supplemental Agreement, the "Principal Agreement") made between, inter alios, the Borrowers and the Bank relating to a loan facility of up to $43,160,000 to be used for the purposes stated therein (of which the principal amount outstanding on the date of this Agreement is $35,233,200); and

(b)
the corporate guarantee dated 5 February 2010 (the "Principal Corporate Guarantee") made between the Corporate Guarantor and the Bank in respect of the obligations of the Borrowers under the Principal Agreement;

(B)	the Borrowers have requested that the Bank provide its consent to the change of flag of the Ship (as defined below) from the flag of Singapore to the flag of Hong Kong; and

(C)	this Agreement sets out the terms and conditions upon which the Bank shall, at the request of the Borrowers, provide its consent to:

(a)	said change of flag of the Ship; and

(b)	certain other amendments to the terms and conditions applicable to the Principal Agreement and the Principal Corporate Guarantee requested for by the Borrowers and agreed by the Bank.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Corporate Guarantee" means the Principal Corporate Guarantee as amended by this Agreement;

"Effective Date" means the date, being no later than 31 August 2012, on which the Bank notifies the Borrowers in writing that the Bank has received the documents and evidence specified in clause 5 and schedule 1 in a form and substance satisfactory to it;

"Existing Deed of Covenant" means the deed of covenant in respect of the Ship dated 6 April 2011 and executed between the Anafi Borrower and the Bank collateral to the Existing Mortgage;

"Existing Flag State" means the Republic of Singapore;

"Existing Manager's Undertaking" means the letter of undertaking in respect of the Ship dated 6 April 2011 and executed by the Manager in favour of the Bank;

"Existing Mortgage" means the first priority statutory Singapore mortgage over the Ship dated 6 April 2011 and executed by the Anafi Borrower in favour of the Bank;

"Existing Registry" means the Register of Singapore Ships;

"Existing Security Documents" means the Existing Mortgage, the Existing Deed of Covenant and the Existing Manager's Undertaking;

"Loan Agreement" means the Principal Agreement as amended and supplemented by this Agreement;

"New Deed of Covenant" means the deed of covenant in respect of the Ship collateral to the New Mortgage, executed or (as the context may require) to be executed by the Anafi Borrower in favour of Bank in such form as the Bank may require in its sole discretion;

"New Flag State" means Hong Kong;

"New Manager's Undertaking" means the letter of undertaking in respect of the Ship executed or (as the context may require) to be executed by the Manager in favour of the Bank in such form as the Bank may require in its sole discretion;

"New Mortgage" means the first priority statutory Hong Kong mortgage over the Ship executed or (as the context may require) to be executed by the Anafi Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

"New Security Documents" means, together, the New Mortgage, the New Deed of Covenant and the New Manager's Undertaking;

"Relevant Documents" means this Agreement and the New Security Documents;

"Relevant Parties" means the Borrowers, the Manager and the Corporate Guarantor or, where the context so requires or permits, means any or all of them; and

"Ship" means the motor tanker Anafi owned by the Anafi Borrower and on the date of this Agreement registered in its ownership under the Existing Flag State and to be registered under the New Flag State pursuant to this Agreement.

1.3	Principal Agreement and Principal Corporate Guarantee

1.3.1
References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.

1.3.2
References in the Principal Corporate Guarantee to "this Guarantee" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Corporate Guarantee as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Corporate Guarantee, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

Clause 1.4 of the Principal Agreement shall apply to this Agreement (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Agreement.

2.	Agreement of Bank

2.1	Agreement

The Bank, relying upon the representations and warranties made by each of the Relevant Parties in clause 4, agrees with the Borrowers that, with effect on and from the Effective Date and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 31st August 2012 of the conditions contained in clause 5 and schedule 1, the Bank agrees to (a) the transfer of the Ship from the Existing Flag State to the New Flag State and (b) the amendments of the Principal Agreement and the Principal Corporate Guarantee on the terms specified in clause 3 below.

2.2	Discharge of Existing Mortgage

The Bank hereby agrees that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, satisfaction of the conditions contained in clause 5 and schedule 1, they shall procure that, immediately prior to or concurrently with the registration of the New Mortgage, the Bank will execute, and thereafter register at the Existing Registry, a deed of discharge in respect of the Existing Mortgage.

3.	Amendments to the Principal Agreement and the Principal Corporate Guarantee

3.1	Amendments to Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon the Bank and the Borrowers upon such terms as so amended):

3.1.1
by deleting the definitions of "Corporate Guarantee", "Sifnos Deed of Covenant" and "Sifnos Mortgage" in clause 1.2 of the Principal Agreement in their entirety and by inserting in their place the following new definitions in the correct alphabetical order:

""Corporate Guarantee" means the corporate guarantee dated 5 February 2010 executed by the Corporate Guarantor in favour of the Bank, as amended and supplemented by the Seventh Supplemental Agreement;

"Sifnos Deed of Covenant" means the first priority deed of covenant collateral to the Sifnos Mortgage executed or (as the context may require) to be executed by the Sifnos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

"Sifnos Mortgage" means the first priority statutory Hong Kong mortgage over the Sifnos Ship executed or (as the context may require) to be executed by the Sifnos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;";

3.1.2	by inserting the following new definition of "Seventh Supplemental Agreement" in the correct alphabetical order in clause 1.2 of the Principal Agreement:

""Seventh Supplemental Agreement" means the agreement dated 17th August 2012 supplemental to this Agreement made between (inter alios) the Borrowers and the Bank;";

3.1.3
by deleting the definition of "Supplemental Agreements" in clause 1.2 of the Principal Agreement in its entirety and by inserting in its place the following new definition of "Supplemental Agreements":

""Supplemental Agreements" means together the Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Fifth Supplemental Agreement, the Supplemental Letter, the Sixth Supplemental Agreement and the Seventh Supplemental Agreement;";

3.1.4	by adding the following new clauses 1.4.7 and 1.4.8 after clause 1.4.6 of the Principal Agreement, and by re-numbering the subsequent clauses accordingly:

"1.4.7	"control" means, in relation to a body corporate:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, directly or indirectly) to:

(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(iii)	give directions with respect to the operating and financial policies of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; or

(b)
the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

1.4.8
two or more persons are "acting in concert" if, pursuant to an agreement or understanding (whether formal or informal), they actively co-operate, through the acquisition (directly or indirectly) of shares in the Corporate Guarantor by any of them, either directly or indirectly to obtain or consolidate control of the Corporate Guarantor;";

3.1.5	by deleting clause 7.1.10 of the Principal Agreement in its entirety, and by substituting the "; and" at the end of clause 7.1.9 with a ".";

3.1.6	by inserting the following new clause 7.2.19 of the Principal Agreement immediately after clause 7.2.18, and by substituting the "." at the end of clause 7.2.18 with "; and":

"7.2.19	Shareholdings

(a)	each of the Borrowers and the Manager are wholly-owned direct or indirect Subsidiaries of the Corporate Guarantor; and

(b)
no less than 15% of the total issued voting share capital of the Corporate Guarantor and no less than 15% of the total issued share capital of the Corporate Guarantor, is ultimately beneficially owned by Mr Dimitrios Melisanidis; and

(c)	Mr Dimitrios Melisanidis has and exercises the control of the Corporate Guarantor and its board of directors; and

(d)
no person, or persons acting in concert (other than Mr Dimitrios Melisanidis) are the ultimate beneficial owners of more than 50% (or of any other percentage higher than that owned by Mr Dimitrios Melisanidis), of the total issued voting share capital of the Corporate Guarantor or have the control of the Corporate Guarantor or of its board of directors;";

3.1.7	by deleting clause 8.3.15 of the Principal Agreement in its entirety, by adding "or" at the end of clause 8.3.13 and by substituting "; or" at the end of clause 8.3.14 with a ".";

3.1.8	by inserting the words "or 5.4" after the words "clauses 5.2 or 5.3" in clause 10.1.2 of the Principal Agreement;

3.1.9	by deleting clause 10.1.27 of the Principal Agreement in its entirety and by inserting the following new clause 10.1.27 in its place:

"10.1.27	Shareholdings:

(a)
Mr Dimitrios Melisanidis is at any time the ultimate beneficial owner of less than 15% of the total issued voting share capital of the Corporate Guarantor or of less than 15% of the total issued share capital of the Corporate Guarantor; or

(b)
any person, or persons acting in concert (other than Mr Dim itrios Melisanidis) become at any time the ultimate beneficial owners of more than 50% (or of a percentage higher than that then owned by Mr Dimitrios Melisanidis) of the total issued voting share capital of the Corporate Guarantor or of the total issued share capital of the Corporate Guarantor or at any time obtain, have or exercise the control of the Corporate Guarantor or of its board of directors; or

(c)	Mr Dimitrios Melisanidis does not have or exercise the control of the Corporate Guarantor or its board of directors at any time; or

(d)
there is any change in the legal and/or beneficial ownership of any of the shares of the Borrowers or the Manager which results in any such Security Party ceasing to be a wholly-owned direct or indirect Subsidiary of the Corporate Guarantor; or"; and

3.1.10
by inserting the following", which shall include the filing and registration of the Security Documents against the Sifnos Borrower at the Hong Kong Companies Registry within the timeframe stipulated under the Companies Ordinance (Cap 32) of the laws of Hong Kong" at the end of clause 13.3 of the Principal Agreement.

3.2	Amendments to Principal Corporate Guarantee

The Principal Corporate Guarantee shall, with effect on and from the Effective Date, be (and it is hereby) amended so as to read in accordance with the following provisions (and the Principal Corporate Guarantee (as so amended) will continue to be binding upon each of the parties thereto upon such terms as so amended):

3.2.1
by deleting the definitions of "Accounting Information" and "Accounting Period" in clause 1.2 of the Principal Corporate Guarantee in their entirety and by inserting in their place the following new definitions:

""Accounting Information" means (a) the annual audited consolidated financial statements of the Group and (b) the quarterly unaudited consolidated financial statements of the Group, each as provided or (as the context may require) to be provided to the Bank in accordance with clause 5.1.4;

"Accounting Period" means (a) each financial year of the Guarantor and (b) each 3-month, 6-month and 9-month period of each financial year of the Guarantor ending 31 March, 30 June and 30 September of that financial year, for which Accounting Information is required to be delivered pursuant to this Guarantee;";

3.2.2	by inserting in alphabetical order the following new definitions in clause 1.2 of the Principal Corporate Guarantee:

""Consolidated Current Liabilities" means, as of the last day of an Accounting Period, the aggregate Indebtedness of the Group which is due and payable within one (1) year, as stated in the most recent Accounting Information relevant to such Accounting Period;

"Current Ratio" means, as of the last day of an Accounting Period, the ratio of the Consolidated Current Assets to the Consolidated Current Liabilities of the Group, as stated in the most recent Accounting Information relevant to such Accounting Period;";

3.2.3
by deleting the word "then" from the phrase "as stated in the then most recent Accounting Information" in all places where it appears in the definitions of "Consolidated Current Assets", "Consolidated Debt", "Consolidated Leverage Ratio", "Consolidated Liquid Funds", "Consolidated Tangible Fixed Assets", "EBIT", "Interest Cover Ratio" and "Interest Expense" in clause 1.2 of the Principal Corporate Guarantee (i.e. once in each such definition);

3.2.4	by deleting clause 4.1.10 of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new clause 4.1.10:

"4.1.10	Shareholdings

(a)	each of the Borrowers and the Manager are wholly-owned direct or indirect Subsidiaries of the Guarantor; and

(b)
no less than 15% of the total issued voting share capital of the Guarantor and no less than 15% of the total issued share capital of the Guarantor, is ultimately beneficially owned by Mr Dimitrios Melisanidis; and

(c)	Mr Dimitrios Melisanidis has and exercises the control of the Guarantor and the board of directors of the Guarantor; and

(d)
no person, or persons acting in concert (other than Mr Dimitrios Melisanidis) are the ultimate beneficial owners of more than 50% (or of any other percentage higher than that owned by Mr Dimitrios Melisanidis), of the total issued voting share capital of the Guarantor or of the total issued share capital of the Guarantor, or have, exercise or have obtained the control of the Guarantor or of its board of directors;";

3.2.5	by deleting paragraph (b) in clause 5.1.4 of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new paragraph (b):

"(b)
unaudited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial quarter (including on a year to date basis),";

3.2.6	by deleting clause 5.3.1 of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new clause 5.3.1:

"5.3.1
The Guarantor undertakes with the Bank that, from the date of this Guarantee and so long as any moneys are owing under the Security Documents and while all or any part of the Commitment remains available, it will ensure that:

(a)	Consolidated Book Net Worth

the Consolidated Book Net Worth shall not be less than Four hundred and ten million Dollars ($410,000,000) at the end of any Accounting Period;

(b)	Consolidated Leverage Ratio

the Consolidated Leverage Ratio shall not be higher than 0.70:1.0 at the end of any Accounting Period;

(c)	Liquidity

it maintains on a consolidated basis:

(i)	Consolidated Liquid Funds of no less than $30,000,000 at the end of each calendar month and at the end of each Accounting Period; and

(ii)	Consolidated Liquid Funds of no less than $15,000,000 on an average daily basis;

(d)	Interest Cover Ratio

the Interest Cover Ratio shall be higher than.

(i)	2.0:1.0 at the end of each Accounting Period ending on or before 31 December 2010;

(ii)	1.35:1.0 at the end of each Accounting Period ending between 1 January 2011 and 31 December 2011 (inclusive); and

(iii)	1.6:1.0 at the end of each Accounting Period ending after 1 January 2012; and

(e)	Current Ratio

the Current Ratio shall not be less than:

(i)	1.15:10 at the end of each Accounting Period ending on or before 30 January 2012;

(ii)	1.05:1.0 at the end of each of Accounting Period ending between 31 January 2012 and 31 January 2013 (both inclusive); and

(iii)	1.15:1.0 at the end of each Accounting Period ending after 1 February 2013.";

3.2.7	by inserting the following new clause 5.4 after clause 5.3 of the Principal Corporate Guarantee:

"5.4	Most favoured nation

5.4.1
Without prejudice to the provisions of clause 5.2, the Guarantor undertakes that it will not agree to or grant or agree to grant at any time for the benefit of, or in favour of, any of its lenders or creditors a minimum Current Ratio undertaking which is higher than 1.05:1.0 (the "more favourable rights").

5.4.2
Without prejudice to clause 5.4.1 and the consequences of its breach by the Guarantor under clause 10 of the Agreement, in the event that and each time that the Guarantor agrees to, or grants, or agrees to grant, any more favourable rights in breach of clause 5.4.1, the Guarantor undertakes and agrees with the Bank:

(a)	to notify the Bank forthwith after the relevant agreement to, or the granting of or any agreement to grant (as the case may be), such more favourable rights;

(b)
to agree to, provide and grant, such more favourable rights also in favour of the Bank under or in connection with this Guarantee and the other Security Documents (and the transactions contemplated thereunder), by entering into (and/or by procuring that any Security Party or any other person entering into) such documentation as the Bank shall reasonably require, immediately after the Bank's request to the Guarantor; and

(c)
that any such more favourable rights shall in any event apply to this Guarantee and the other Security Documents automatically from the time they are granted to the other lender or creditor, and irrespective of whether the Guarantor and the other Security Parties have complied with their other obligations under this clause 5.4, except if the Bank at any time advises the Guarantor that such or certain of such more favourable rights will not so apply and always without prejudice to the terms and conditions of this Guarantee and the other Security Documents."; and

3.2.8	by deleting clause 1 of schedule 1 (Form of Compliance) of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new clause 1:

"1	Financial undertakings

(a)	Consolidated Book Net Worth shall not be less than $410,000,000 at the end of any Accounting Period: -

As at [insert date of accounts] Consolidated Book Net Worth is $[•] and is calculated as follows:

➢	[•]

➢	[•]

(b)	Consolidated Leverage Ratio shall not be higher than 0.7:1.0 at the end of any Accounting Period: -

As at [insert date of accounts] Consolidated Leverage Ratio is [•] and is calculated as the ratio of:

➢	Consolidated Debt is $[•]

➢	Consolidated Total Assets are $[•].

(c)	Consolidated Liquid Funds of no less than $30,000,000 at the end of each calendar month and $15,000,000 at the end of each Accounting Period: -

As at [insert date of accounts], the Consolidated Liquid Funds are $[•] and are calculated as follows:

➢	cash held with the Bank of $[•];

➢	cash held with [•] of $[•];

➢	cash held with [•] of $[•];

➢	cash held with [•] of $[•];

➢	the undrawn amount of any committed overdraft facilities available to any member of the Group of $[•]; and

➢	other, such as [•] of $[•].

(d)	Interest Cover Ratio shall be higher than [2.0] [1.35] [1.6]:1.0 at the end of each Accounting Period:-

As at [insert date of accounts] Interest Cover Ratio is [•] and is calculated as follows:

➢	EBIT is $[•]

➢	Interest Expense is $[•].

(e)	Current Ratio shall not be less than [1.15] [1.05] [1.15]:1.0 at the end of each Accounting Period:-

As at [insert date of accounts] Current Ratio is [•] and is calculated as follows:

➢	Consolidated Current Assets are $[•]

➢	Consolidated Current Liabilities are $[•].

[and we hereby confirm that the above comply with the provisions of clause 5.3.1 of the Corporate Guarantee.]".

3.3	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement and the Principal Corporate Guarantee shall continue in full force and effect and (a) the Principal Agreement and this Agreement shall be read and construed as one instrument and (b) to the extent that the Principal Corporate Guarantee is amended and supplemented by this Agreement, the Principal Corporate Guarantee and this Agreement shall be read and construed as one instrument.

4.	Representations and warranties

4.1	Primary representations and warranties

Each of the Relevant Parties represents and warrants to the Bank that:

4.1.1	Existing representations and warranties

each of the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of the Corporate Guarantee were true and correct on the date of the Principal Agreement and the Corporate Guarantee, respectively, and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

save for the registration of the New Mortgage with the relevant Registry and the filing and registration of the New Mortgage and New Deed of Covenant at the Hong Kong Companies Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents (other than the New Mortgage), the choice of Hong Kong law to govern the New Mortgage, and the submissions therein by the Relevant Parties to the non-exclusive jurisdiction of the English courts, are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 4 of the Principal Corporate Guarantee and clause 7 of the Principal Agreement shall be deemed to be repeated by the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5.	Conditions

5.1	Documents and evidence

The agreement of the Bank referred to in clause 2 shall be subject to the receipt by the Bank or its its duly authorised representative, on or before 31 August 2012, of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.

5.2	General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6.	Relevant Parties' confirmations

6.1	Corporate Guarantee

The Corporate Guarantor hereby confirms its consent to the transfer of the Ship from the Existing Flag State to the New Flag State, the amendments to the Principal Agreement and the amendments to the Principal Corporate Guarantee, the discharge of the Existing Mortgage and the other arrangements contained in this Agreement and agree that:

6.1.1
the Corporate Guarantee and the obligations of the Corporate Guarantor thereunder, shall remain and continue in full force and effect notwithstanding the transfer of the Ship from the Existing Flag State to the New Flag State, the amendments to the Principal Agreement, the amendments to the Principal Corporate Guarantee, the discharge of the Existing Mortgage and the other arrangements contained in this Agreement; and

6.1.2	with effect from the Effective Date:

(a)
references in the Principal Corporate Guarantee to the "Agreement" or the "Facility Agreement" or the "Loan Agreement" (or similar or equivalent references) shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder; and

(b)
references in the Principal Corporate Guarantee to "this Guarantee" (or similar or equivalent references) shall henceforth be references to the Principal Corporate Guarantee as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.

6.2	Security Documents

Each of the Relevant Parties hereby confirms its consent to the transfer of the Ship from the Existing Flag State to the New Flag State, the amendments of the Principal Agreement, the amendments to the Principal Corporate Guarantee, the discharge of the Existing Mortgage and the other arrangements contained in this Agreement and agrees that:

6.2.1
the Security Documents to which such Relevant Party is a party and the obligations of such Relevant Party thereunder, shall remain and continue in full force and effect notwithstanding the transfer of the Ship from the Existing Flag State to the New Flag State, the said amendments to, the Principal Agreement, the amendments to the Principal Corporate Guarantee, the discharge of the Existing Mortgage and the other arrangements contained in this Agreement; and

6.2.2	with effect from the Effective Date'

(a)
references in the Security Documents to which such Relevant Party is a party to the "Agreement" or the "Facility Agreement" or the "Loan Agreement" (or similar or equivalent references) shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder; and

(b)
references in the Security Documents to which such Relevant Party is a party to the "Corporate Guarantee" (or similar or equivalent references) and the Corporate Guarantor shall henceforth be references to such document as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers and the Corporate Guarantor hereunder.

7.	Expenses

7.1	Expenses

The Borrowers jointly and severally agree to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.1.1
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the other Relevant Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and the other Relevant Documents;

7.1.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or any of the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate and in the manner referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.3	Stamp and other duties

The Borrowers jointly and severally agree to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with this Agreement and the other Relevant Documents and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

8.	Miscellaneous and notices

8.1	Notices

The provisions of clause 16.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Relevant Parties or any of them hereunder shall be sent to the same address as the address indicated for the "Borrowers" in the said clause 16 save that any notices to be sent to the Corporate Guarantor hereunder shall be sent to the address of the Corporate Guarantor referred in clause 8.1 of the Principal Corporate Guarantee.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Borrowers' obligations

Notwithstanding anything to the contrary contained in this Agreement, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by this Agreement notwithstanding that any of the other Borrowers which were intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Borrowers and whether or not the deficiency is known to the Bank. The Bank shall be at liberty to release any of the Borrowers from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Borrowers without prejudicing or affecting the rights and remedies of the Bank against the other Borrowers.

9.	Applicable law

9.1	Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against any of the Relevant Parties or any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting at present of Little Coombe, Longfield Road, Dorking, Surrey RH4 3DE, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings.  The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Relevant Parties further agrees that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1.	Corporate authorisation

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and its shareholders approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) by an officer of the Relevant Parties:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of such Relevant Party and of the shareholders of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2.	Consents

a certificate (dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery and performance of the Relevant Documents to which they are or will be a party;

3.	Ship conditions

evidence that the Ship:

(a)	Registration and Encumbrances

is registered in the name of the Anafi Borrower under the Hong Kong flag and that the Ship and its Earnings, Insurances and Requisition Compensation (each as defined in the New Deed of Covenant) are free from Encumbrances other than Permitted Encumbrances;

(b)	Insurance

is insured in accordance with the provisions of the New Deed of Covenant and all requirements of the New Deed of Covenant in respect of such insurances have been complied with; and

(c)	Classification

maintains the relevant Classification with the relevant Classification Society free of all overdue recommendations;

4.	New Mortgage registration

evidence that the New Mortgage has been, or will simultaneously with the discharge of the Existing Mortgage be, registered against the Ship through the relevant Registry under the Hong Kong flag;

5.	Notices of Assignment

duly executed notices of assignment, which are required by the terms of the New Security Documents and in the forms prescribed by such New Security Documents;

6.	Deletion

a copy, certified by an officer of the Anafi Borrower, as a true, complete and up to date copy of, the deletion certificate issued in relation to the deletion of the Ship from the Existing Registry or evidence that such deletion will take place within three (3) Banking Days;

7.	Relevant Documents

each of the Relevant Documents, duly executed;

8.	Registrations

such registrations of any of the Relevant Documents as the Bank may require;

9.	Legal opinions

such legal opinions in relation to the laws of Malta, Liberia, Singapore, Hong Kong and the Marshall Islands and any other legal opinions as the Bank shall in its reasonable discretion deem appropriate; and

10.	Process agent

an original or certified true copy of a letter from each of the Relevant Parties' agent for receipt of service of proceedings accepting its appointment under this Agreement or any other Relevant Document as each of the Relevant Parties' process agent.

Borrowers

EXECUTED as a DEED by Ypapanti Koumbiadou
for and on behalf of each of the following corporations:
ANDROS MARINE INC.
DILOS MARINE INC.
IOS MARINE INC.
AEGEAN VII SHIPPING LTD
as Borrowers
in the presence of:
		) ) ) ) ) ) ) )	/s/ Ypapanti Koumbiadou Attorney-in-fact
/s/ Alice Southall Witness
Name: Address: Occupation:	Alice Southall Norton Rose LLP Trainee Solicitor

SIGNED, SEALED and DELIVERED as a DEED by Ypapanti Koumbiadou for and on behalf of ANAFI SHIPPING (PTE.) LTD. as Borrower in the presence of:		) ) ) ) ) )	/s/ Ypapanti Koumbiadou Attorney-in-fact
/s/ Alice Southall Witness
Name: Address: Occupation:	Alice Southall Norton Rose LLP Trainee Solicitor

Bank

EXECUTED as a DEED by Georgios Laios for and on behalf of THE ROYAL BANK OF SCOTLAND PLC as Bank in the presence of:		) ) ) ) )	/s/ Georgios Laios Attorney-in-fact
/s/ Alice Southall Witness
Name: Address: Occupation:	Alice Southall Norton Rose LLP Trainee Solicitor

Relevant Parties

EXECUTED as a DEED by Ypapanti Koumbiadou for and on behalf of AEGEAN BUNKERING SERVICES INC. as Manager in the presence of:		) ) ) ) )	/s/ Ypapanti Koumbiadou Attorney-in-fact
/s/ Alice Southall Witness
Name: Address: Occupation:	Alice Southall Norton Rose LLP Trainee Solicitor

EXECUTED as a DEED by Ypapanti Koumbiadou for and on behalf of AEGEAN MARINE PETROLEUM NETWORK INC. as Corporate Guarantor in the presence of:		) ) ) ) )	/s/ Ypapanti Koumbiadou Attorney-in-fact
/s/ Alice Southall Witness
Name: Address: Occupation:	Alice Southall Norton Rose LLP Trainee Solicitor